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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25
                           NOTIFICATION OF LATE FILING

             [X] Form 10-K [ ] Form 20-F [ ] Form 11-K [ ] Form 10-Q

                            SEC FILE NUMBER: 0-27637

                             CUSIP NUMBER: 37934J101

                       For Period Ended: December 31, 2003

                      [ ] Transition Report on Form 10-KSB
                      [ ] Transition Report on Form 20-F
                      [ ] Transition Report on Form 11-K
                      [ ] Transition Report on Form 10-QSB
                      [ ] Transition Report on Form N-SAR

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                Nothing in this form shall be construed to imply
                      that the Commission has verified any
                          information contained herein.

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         If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

                         PART I - REGISTRANT INFORMATION

      Full Name of Registrant     Global Entertainment Holdings/Equities, Inc.
                                  -------------------------------------------

      Former Name if Applicable   N/A
                                  ----

      Address of Principal Executive Office:     703 Waterford Way, Suite 690
                                                 Miami, Florida 33126

                        PART II--RULES 12b-25 (b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b) the following should be completed. (Check box if appropriate)


 [ ]    (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

 [X] (b) The subject annual report, semiannual report, or transition report on Form 10-K, 10-KSB, 20-F, 11-K, or N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q or 10-QSB, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date;



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[ ]     (c) The accountant's statement or other exhibit required by Rule
        12b-25(c) has been attached if applicable.

                              PART III - NARRATIVE

         State below in reasonable detail the reasons why form 10-K, 10-KSB, 11-K, 20-F, 10-Q, 10-QSB or N-SAR or portion thereof could not be filed within the prescribed time period.

         The Company's independent auditor has withheld the report pending analysis of the potential effect on the Company's financial statement for the period of the report, of a transaction which occurred subsequent to year end (March 25, 2004). This transaction involved settlement of litigation and the company's repurchase of 30% of its common shares.

                          PART IV - OTHER INFORMATION

      (1) Name and telephone number of person to contact in regard to this notification.

            Clinton Snyder           CFO               (305) 374-2036
            ---------------------------------------------------------------
            (Name)                  (Title)             (Telephone Number)

      (2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                 (X) Yes ( ) No

      (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                 ( ) Yes  (X) No

            If so, attach an explanation of the anticipated change, both narrative and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


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                 Global Entertainment Holdings/Equities, Inc.
                 --------------------------------------------
                 (Name of Registrant as specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date:  March 30, 2004             By: /s/ Clinton Snyder
       --------------                 ---------------------------------------
                                  Name: Clinton Snyder
                                  Title: Chief Financial Officer





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